Exhibit 99.1

Contact:	Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS FOURTH QUARTER AND

FY 2007 YEAR END RESULTS

CAMARILLO, California – June 14, 2007 — AML Communications, Inc. (AMLJ.OB) today announced results for its fourth quarter and the fiscal year ended March 31, 2007.

Net sales for the fourth quarter were $2.2 million, compared with $1.9 million for the same period a year earlier.  The Company reported a net profit for the quarter of $1.5 million, or $0.15 per share, compared with net earnings of $1.4 million, or $0.14 per share, for the same period a year ago.

Net sales for the twelve months ended March 31, 2007 were $8.9 million, compared with $9.5 million for the same period last year.  The net profit for the twelve months ended March 31, 2007 was $1.6 million, or $0.15 per share, compared with a net profit of $2.2 million, or $0.22 per share, for the same period last year.  AML recognized a $1.7 million deferred tax allowance at the end of FY 2007 that resulted in the increased earnings per share.

Results analysis

Results for the quarter represent the trailing end of a 3 year period marked by investments in developmental products and do not reflect revenues from orders announced during the quarter. Most of the orders announced during the fourth quarter are planned for production beginning with the current quarter (Q1, FY08) and continuing throughout the fiscal year 2008.

AML Communications is a designer, manufacturer and marketer of amplifiers, subsystems, and related products that address the Defense Microwave Markets.  The Company’s Web site is located at http://www.amlj.com.

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as ``thinks,’’ ``anticipates,’’ ``believes,’’ ``estimates,’’ ``expects,’’ ``intends,’’ ``plans,’’ and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements.  These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular, defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements.  Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

AML COMMUNICATIONS, INC.

CONSOLOIDATED STATEMENTS OF INCOME

	For the Years Ended
	March 31, 2007	March 31, 2006
Net sales	$8,854,000	$9,466,000
Cost of goods sold	5,171,000	5,354,000
Gross profit	3,683,000	4,112,000
Operating Expenses:
Selling, general and administrative	2,356,000	2,261,000
Research and development	1,405,000	1,233,000
Total operating expenses	3,761,000	3,483,000

Profit from operations	(78,000)	618,000
Other income (expense):
Interest income	50,000	37,000
Interest expense	(75,000)	(40,000)
Other	000	000
Total other income (expense)	(25,000)	(3,000)

Profit before provision for income taxes	(103,000)	615,000
Provision for income taxes	(1,662,000)	(1,630,000)
Net profit	$1,559,000	$2,245,000

Basic earnings per common share	$0.15	$0.22

Basic weighted average number of shares of common stock outstanding	10,243,000	10,098,000

Diluted earnings per common share	$0.15	$0.21

Diluted weighted average number of shares of common stock outstanding	10,669,000	10,699,000